Exhibit 10.34

2006 Management Bonus Program

Introduction

We have accomplished a great deal in the past year to position NMS for success in 2006.  Below you will find details on the 2006 Management Bonus Program, a program set up to begin paying incentive compensation in conjunction with important milestones for our business.

Goals of the Plan

The goals of the 2006 Management Bonus Program are:

•                  To recognize employee contributions in the achievement of NMS objectives

•                  To recognize employee contributions in the achievement of Group Pivotal Elements

•                  To link compensation to a set of pre-determined financial measures

Plan Funding

The plan is funded based on NMS overall performance against the operating plan. If NMS achieves its 2006 revenue, profit and cash management goals the 2006 bonus pool will be funded at 100% of target. If NMS misses the targets, the pool will be reduced or not funded. If NMS overachieves the targets the pool can exceed 100% of target.

Group Funding

Once the total bonus pool is established, based on Company performance, a Business Unit or function’s allocation will be adjusted based on the group Objectives and Pivotal Elements.

Individual Bonus

Once a Business Unit or function has been funded, managers will allocate individual bonuses based on the individual’s target bonus (increased or decreased by NMS, Group or individual performance).

Additional Information

Attached is your personalized 2006 bonus letter with your pivotal elements.

2006 incentive payments will be paid after the year-end financials are released in late January 2007 or early February 2007, payment on pivotal elements is based on management discretion.  You must be an active employee of NMS on the date of payment to be eligible for bonus payment.